                       CODE OF BUSINESS CONDUCT AND ETHICS

INTRODUCTION

PURPOSE

         This Code of Business Conduct and Ethics (the "Code") contains general guidelines for conducting the business of Diamond Triumph Auto Glass Inc. and its subsidiaries (collectively, the "Company") consistent with the highest standards of business ethics. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, we adhere to these higher standards.

         This Code applies to all directors, officers and employees of the Company. We refer to all persons covered by this Code as "Company employees" or simply "employees." We also refer to the Chief Executive Officer, the Chief Financial Officer, the principal accounting officer and the controller of the Company as our "principal financial officers."

SEEKING HELP AND INFORMATION

         This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company's ethical standards, seek help. We encourage you to contact your supervisor for help first. If your supervisor cannot answer your question or if you do not feel comfortable contacting your supervisor, contact the Human Resources Department.

REPORTING VIOLATIONS OF THE CODE

         All employees have a duty to report any known or suspected violation of this Code, including any violation of the laws, rules, regulations or policies that apply to the Company. If you know of or suspect a violation of this Code, immediately report the conduct to your supervisor. Your supervisor will contact the Human Resources Department, which will work with you and your supervisor to investigate your concern. If you do not feel comfortable reporting the conduct to your supervisor or you do not get a satisfactory response, you may contact the Human Resources Department directly.

         All reports of known or suspected violations of the law or this Code will be handled sensitively and with discretion. Your supervisor, the Human Resources Department and the Company will protect your confidentiality to the extent possible, consistent with law and the Company's need to investigate your concern. The Company prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations.

         It is Company policy that any employee who violates this Code will be subject to appropriate discipline, which may include termination of employment. This determination will be based upon the facts and circumstances of each particular situation. An employee accused of violating this Code will be given an opportunity to present his or her version of the events at issue prior to any determination of appropriate discipline. Employees who violate the law or this Code may expose themselves to substantial civil damages, criminal fines and prison terms. The Company may also face substantial fines and penalties and many incur damage to its reputation and standing in the community. Your conduct as a representative of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.

WAIVERS OF THE CODE

         Waivers of this Code will be granted only in extraordinary circumstances. Waivers of this Code for employees may be made only by an executive officer of the Company. Any waiver of this Code for our directors, executive officers or other principal financial officers may be made only by our Board of Directors or the appropriate committee of our Board of Directors and will be disclosed to the public as required by law or the rules of the Securities and Exchange Commission.

CONFLICTS OF INTEREST

IDENTIFYING POTENTIAL CONFLICTS OF INTEREST

         A conflict of interest can occur when an employee's private interest interferes, or appears to interfere, with the interests of the Company as a whole. You should avoid any private interest that influences your ability to act in the interests of the Company or that makes it difficult to perform your work objectively and effectively.

         Identifying potential conflicts of interest may not always be clear-cut. The following situations are examples of conflicts of interest:

             - Outside Employment. No employee should be employed by, serve as a director of, or provide any services to a company that is a customer, supplier or competitor of the Company.

             - Improper Personal Benefits. No employee should obtain any material (as to him or her) personal benefits or favors because of his or her position with the Company.

             - Financial Interests. No employee should have a significant financial interest (ownership or otherwise) in any company that is a customer, supplier or competitor of the Company. A "significant financial interest" means (i) ownership of greater than 1% of the equity of a customer, supplier or competitor or (ii) an investment in a customer, supplier or competitor that represents more than 5% of the total assets of the employee, as stipulated in the non-compete agreement.

             - Loans or Other Financial Transactions. No employee should obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a customer, supplier or competitor of the Company. This guideline does not prohibit arms-length transactions with banks, brokerage firms or other financial institutions.

             - Service on Boards and Committees. No employee should serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably would be expected to conflict with those of the Company.

             - Actions of Family Members. The actions of family members outside the workplace may also give rise to the conflicts of interest described above because they may influence an employee's objectivity in making decisions on behalf of the Company. For purposes of this Code, "family members" include your spouse or life-partner, brothers, sisters and parents, in-laws and children whether such relationships are by blood or adoption.

DISCLOSURE OF CONFLICTS OF INTEREST

         The Company requires that employees disclose any situations that reasonably would be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it to your supervisor or the Human Resources Department. Your supervisor and the Human Resources Department will work with you to determine whether you have a conflict of interest and, if so, how best to address it. Although conflicts of interest are not automatically prohibited, they are not desirable and may only be waived as described in "Waivers of the Code" above.

CONFIDENTIAL INFORMATION

         Employees have access to a variety of confidential information while employed at the Company. Confidential information includes all non-public information that might be of use to competitors, or, if disclosed, harmful to the Company or its customers. Employees have a duty to safeguard all confidential information of the Company or third parties with which the Company conducts business, except when disclosure is authorized or legally mandated. An employee's obligation to protect confidential information continues after he or she leaves the Company as stipulated in the confidentiality agreement. Unauthorized disclosure of confidential information could cause competitive harm to the Company or its customers and could result in legal liability to you and the Company.

         Any questions or concerns regarding whether disclosure of Company information is legally mandated should be promptly referred to the Human Resources Department.

COMPANY RECORDS

         Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports and other disclosures to the public and guide our business decision-making and strategic planning. Company records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.

         All Company records must be complete, accurate and reliable in all material respects. Undisclosed or unrecorded funds, payments or receipts are inconsistent with our business practices and are prohibited. You are responsible for understanding and complying with our record keeping policy. Ask your supervisor if you have any questions.

         Note: The Company has a formal document retention policy that each employee must follow with respect to Company records within such employee's control. Please contact your supervisor or the Tax Department to obtain a copy of this policy.

ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS

         As a company with publicly traded debt securities, we are subject to various securities laws, regulations and reporting obligations. Both federal law and our policies require the disclosure of accurate and complete information regarding the Company's business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

         The Company's principal financial officers and other employees working in the Financial/Accounting Department have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. These employees must understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

COMPLIANCE WITH INSIDER TRADING LAWS

         Company employees are prohibited from trading in the stock or other securities of the Company while in possession of material, nonpublic information about the Company. In addition, Company employees are prohibited from recommending, "tipping," or suggesting that anyone else buy or sell stock or other securities of the Company on the basis of material, nonpublic information. Company employees who obtain material nonpublic information about another company in the course of their employment are prohibited from trading in the stock or securities of the other company while in possession of such information or "tipping" others to trade on the basis of such information. Violation of insider trading laws can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment.

         Information is "non-public" if it has not been made generally available to the public by means of a press release or other means of widespread distribution. Information is "material" if a reasonable investor would consider it important in a decision to buy, hold, or sell stock or other securities. As a rule of thumb, any information that would affect the value of stock or other securities should be considered material. Examples of information that is generally considered "material" include:

             - Financial results or forecasts, or any information that indicates a company's financial results may exceed or fall short of forecasts or expectations;

             -    Important new products or services;

             - Pending or contemplated acquisitions or dispositions, including mergers, tender offers, or joint venture proposals;

             -    Possible management changes or changes of control;

             - Pending or contemplated public or private sales of debt or equity securities;

             -    Acquisition or loss of a significant customer or contract;

             -    Significant write-offs;

             -    Initiation or settlement of significant litigation; and

             - Changes in the Company's auditors or a notification from its auditors that the Company may no longer rely on the auditor's report.

         The laws against insider trading are specific and complex. Any questions about information you may possess or about any dealings you have had in the Company's securities should be promptly brought to the attention of the Human Resources Department.

PUBLIC COMMUNICATIONS AND REGULATION FD

PUBLIC COMMUNICATIONS GENERALLY

         The Company places a high value on its credibility and reputation in the community. What is written or said about the Company in the news media and investment community directly impacts our reputation, positively or negatively. Our policy is to provide timely, accurate and complete information consistent with our obligations to maintain the confidentiality of competitive and proprietary information and to prevent selective disclosure of market-sensitive financial data. To ensure compliance with this policy, all news media or other public requests for information regarding the Company should be directed to the Company's Human Resources Department. The Human

Resources Department will work with you and the appropriate personnel to evaluate and coordinate a response to the request.

COMPLIANCE WITH REGULATION FD

         In connection with its public communications, the Company is required to comply with a rule under the federal securities laws referred to as Regulation FD (which stands for "fair disclosure"). Regulation FD provides that, when we disclose material, non-public information about the Company to securities market professionals or stockholders (where it is reasonably foreseeable that the stockholders will trade on the information), we must also disclose the information to the public. "Securities market professionals" generally include analysts, institutional investors and other investment advisors.

         To ensure compliance with Regulation FD, we have designated the following officials as "Company Spokespersons:"

             -    Chief Executive Officer

             -    Chief Financial Officer

         Only Company Spokespersons are authorized to disclose information about the Company in response to requests from securities market professionals or stockholders. If you receive a request for information from any securities market professionals or stockholders, promptly contact the Financial/Legal Department to coordinate a response to such request.

Company employees who regularly interact with securities market professionals are specifically covered by Regulation FD and have a special responsibility to understand and comply with Regulation FD. Contact the Financial/Legal Department if you have any questions about the scope or application of Regulation FD.

COMPLIANCE WITH LAWS AND REGULATIONS

         Each employee has an obligation to comply with all laws, rules and regulations applicable to the Company operates. These include, without limitation, laws covering bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. You are expected to understand and comply with all laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice from your supervisor or the Financial/Legal Department.

ENVIRONMENT, HEALTH AND SAFETY

         The Company is committed to providing a safe and healthy working environment for its employees and to avoiding adverse impact and injury to the environment and the communities in which we do business. Company employees must comply with all applicable environmental, health and safety laws, regulations, and Company standards. It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job. Failure to comply with environmental, health and safety laws and regulations can result in civil and criminal liability against you and the Company, as well as disciplinary action by the Company, up to and including termination of employment. You should contact the Quality Assurance and Safety Department if you have any questions about the laws, regulations and policies that apply to you.

ENVIRONMENT

         All Company employees should strive to conserve resources and reduce waste and emissions through recycling and other energy conservation measures. You have a responsibility to promptly report any known or suspected violations of environmental laws or any events that may result in a discharge or emission of hazardous materials. Employees whose jobs involve manufacturing, construction, plant operation, or other industrial activity have a special responsibility to safeguard the environment. Such employees should be particularly alert to the storage, disposal, and transportation of waste and handling of toxic materials and emissions into the land, water, or air.

HEALTH AND SAFETY

         The Company is committed not only to comply with all relevant health and safety laws, but also to conduct business in a manner that protects the safety of its employees. All employees are required to comply with all applicable health and safety laws, regulations, and policies relevant to their jobs. If you have a concern about unsafe conditions or tasks that present a risk of injury to you, please report these concerns immediately to your supervisor or the Quality Assurance and Safety Dept.

EMPLOYMENT PRACTICES

         The Company pursues fair employment practices in every aspect of its business. The following is intended to be a summary of our employment policies and procedures. Copies of our detailed policies are available from the Human Resources Department. Company employees must comply with all applicable labor and employment laws, including anti-discrimination laws and laws related to freedom of association, privacy. It is your responsibility to understand and comply with the laws, regulations, and policies that are relevant to your job. Failure to comply with labor and employment laws can result in civil and criminal liability against you and the Company, as well as disciplinary action by the Company, up to and including termination of employment. You should contact the Human Resources Department if you have any questions about the laws, regulations and policies that apply to you.

HARASSMENT AND DISCRIMINATION

         The Company is committed to providing equal opportunity and fair treatment to all individuals on the basis of merit, without discrimination because of race, color, religion, national origin, sex (including pregnancy), sexual orientation, age, disability, veteran status or other characteristic protected by law. The Company prohibits harassment in any form, whether physical or verbal and whether committed by supervisors, non-supervisory personnel, or non-employees. Harassment may include, but is not limited to, offensive sexual flirtations, unwanted sexual advances or propositions, verbal abuse, sexually or racially degrading words, or the display in the workplace of sexually suggestive objects or pictures.

         If you have any complaints about discrimination or harassment, report such conduct to your supervisor or the Human Resources Department. All complaints will be treated with sensitivity and discretion. Your supervisor, the Human Resources Department, and the Company will protect your confidentiality to the extent possible, consistent with law and the Company's need to investigate your concern. Where our investigation uncovers harassment or discrimination, we will take prompt corrective action, which may include disciplinary action by the Company, up to and including termination of employment. The Company strictly prohibits retaliation against an employee who, in good faith, files a compliant.

         Any member of management who has reason to believe that an employee has been the victim of harassment or discrimination or who receives a report of alleged harassment or discrimination is required to report it to the Human Resources Department immediately.

ALCOHOL AND DRUGS

         The Company is committed to maintaining a drug-free work place. All Company employees must comply strictly with Company policies regarding the abuse of alcohol and the possession, sale, and use of illegal substances. Drinking alcoholic beverages is prohibited while on duty or on the premises of the Company, except at specified Company-sanctioned events. Possessing, using, selling, or offering illegal drugs and other controlled substances is prohibited under all circumstances while on duty or on the premises of the Company. Likewise, you are prohibited from reporting for work, or driving a Company vehicle or any vehicle on Company business, while under the influence of alcohol or any illegal drug or controlled substance.

VIOLENCE PREVENTION AND WEAPONS

         The safety and security of Company employees is vitally important. The Company will not tolerate violence or threats of violence in, or related to, the workplace. Employees who experience, witness, or otherwise become aware of a violent or potentially violent situation that occurs on the Company's property or affects the Company's business must immediately report the situation to their supervisor or the Human Resources Department.

The Company does not permit any individual to have weapons of any kind in Company property or vehicles, while on the job or off-site while on Company business. This is true even if you have obtained legal permits to carry weapons. The only exception to this policy applies to security personnel who are specifically authorized by Company management to carry weapons.

CONCLUSION

         This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact your supervisor or the Human Resources Department. We expect all Company directors, officers and employees, to adhere to these standards.

         This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy. We reserve the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.

This Statement, as applied to the Company's principal financial officers, shall be our "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.